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                                                                     EXHIBIT 15


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 1-5034

                              CORE INDUSTRIES INC
             (Exact name of registrant as specified in its charter)

     Post Office Box 2000, Bloomfield Hills, Michigan 48304 (810) 642-3400
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $1.00 per share
            (Title of each class of securities covered by this Form)

                                      None
                 (Titles of all other classes of securities for
       which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [ ]        Rule 12h-3(b)(1)(i)       [X]
      Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(ii)      [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or notice date:

         Common Stock, par value $1.00 per share                       0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Core Industries Inc (formerly UD Nevada Corp. and successor to the Registrant by merger) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                 CORE INDUSTRIES INC

Date:         October 1, 1997                    By:/s/ Richard L. Magee
                                                    ----------------------------
                                                    Richard L. Magee, Secretary